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                                   Exhibit 99

                     Press Release, dated January 27, 1997
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                      [PENNWOOD SAVINGS BANK'S LETTERHEAD]




FOR IMMEDIATE RELEASE                               FOR FURTHER INFORMATION
SUBMITTED:  JANUARY 27, 1997                        PAUL S. PIEFFER
                                                    PRESIDENT AND CEO
                                                    (412) 761-1234



                             PENNWOOD SAVINGS BANK
                          ESTABLISHES HOLDING COMPANY

Pittsburgh, Pennsylvania -- Pennwood Savings Bank today announced the consummation of its reorganization into the bank holding company structure (the "Reorganization"). The Savings Bank's common stock is now wholly owned by Pennwood Bancorp, Inc. and each share of common stock of Pennwood Savings Bank now represents one share of common stock of the new holding company. As a result of the Reorganization, Pennwood Bancorp, Inc. is now a bank holding company.

The Reorganization was approved by the stockholders of the Savings Bank at the Savings Bank's Annual Meeting of Stockholders held on November 20, 1996. Paul
S. Pieffer, President and Chief Executive Officer of Pennwood Bancorp, Inc. and the Savings Bank, stated that, "The holding company form of ownership provides greater flexibility that potentially could result in greater value for our stockholders."

Pennwood Savings Bank is a Pennsylvania-chartered, federally insured savings bank headquartered in Pittsburgh, Pennsylvania. Effective tomorrow, January 28, 1997, common stock of Pennwood Bancorp, Inc., $.01 par value par value per share, replaces the Savings Bank's common stock on the Nasdaq SmallCap Market System and will continue to trade under the symbol "PWBK."